Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000    www.gbrx.com

For release:	February 29, 2016, 6:00 a.m. EST	Contact:	Jack Isselmann, Media
Lorie Tekorius, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Transition of Chief Commercial Officer

Lake Oswego, Oregon, February 29, 2016 – The Greenbrier Companies, Inc. (NYSE:GBX) announced today that Mr. William Glenn, Senior Vice President and Chief Commercial Officer has decided to pursue opportunities outside the Company. Effective immediately, Mr. Glenn is relinquishing his responsibilities as Chief Commercial Officer, but will retain his responsibilities as President of Greenbrier Europe during a transition period.

During his 13-year tenure with Greenbrier, Mr. Glenn has played an important role in shaping Greenbrier’s expansion in North America and was instrumental in shaping Greenbrier’s international footprint in Europe and the Middle East.

“I want to thank William for his many contributions to our growth and success and I wish him well in all future endeavors. We are proud of our growing international business and I look forward to working with William and our executive management team to solidify our strategies in Europe and the Middle East during his transition,” said William A. Furman, CEO and Chairman,

As previously announced, the Commercial unit now reports to Mark Rittenbaum, Executive Vice President, Commercial, Leasing and Finance. Mr. Rittenbaum also chairs an executive committee with broader responsibilities reporting to the Chairman.

About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in manufacturing facilities in the U.S., Mexico and Poland and marine barges at our U.S. manufacturing facility. Greenbrier sells reconditioned wheel sets and provides wheel services at locations throughout the U.S. We recondition, manufacture and sell railcar parts at various U.S. sites. Through GBW Railcar Services, LLC, a 50/50 joint venture with Watco Companies, LLC, freight cars are repaired and refurbished at over 30 locations across North America, including more than 10 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier owns a lease fleet of over 10,000 railcars and performs management services for over 250,000 railcars.

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